CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

US Export, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated August 14, 2015, relating to our audit of the balance sheet of US Export, Inc. as of December 31, 2014 and 2013, and the related statement of operations, changes in stockholders' equity, and cash flows for the periods then ended. Our report dated August 14, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD, LLP

Diamond Bar, CA

August 14, 2015